Exhibit 99.1

NEWS (For Immediate Release)

Investor Relations Contact:
Ms. Dilek Mir
Managing Director
MCC Financial Services
Telephone (310) 453-4667 ext. 235

TRINITY WORKPLACE LEARNING EXTENDS CONTRACT WITH
U.S. CUSTOMS AND BORDER PROTECTION

Training and Communications Network Renewal to Expand Critical Homeland Security, Emergency
Response, and Safety Training to Agency Personnel

Berkeley, California – September 28, 2005. Trinity Workplace Learning, a division of Trinity Learning Corporation (OTCBB:TTYL), announced today the $1.4 million renewal and expansion of CBPTV, the satellite-delivered training and communications network for the U.S. Customs and Border Protection. Trinity Workplace Learning now provides CBPTV to personnel at more than five-hundred locations including airports, border crossings, and other transit points. With this renewal, CBP will be adding new locations and expanding the amount of available training and communications to personnel where they are deployed. Secure delivery of CBPTV at these locations provides a combination of CBP-specific training and communications as well as Trinity Workplace Learning’s Law Enforcement Training Network (LETN).

“We welcome the opportunity to continue our partnership with Customs and Border Protection and recognize the importance of implementing a training and communications network that provides this critical information and innovative training content to such a distributed agency,” said Bill Joiner, president and CEO of Trinity Workplace Learning. “For over 16 years, we have helped members of the public safety sector successfully implement emergency preparedness training solutions. As we build upon our relationship with Customs and Border Protection, we will look forward to applying our knowledge and experience to their goal of ensuring America’s national security and safety.”

About LETN
The Law Enforcement Training Network (LETN) is focused on the creation and delivery of vital emergency response and preparedness training, news, and information to first-responder professionals and government agencies. LETN is currently being utilized daily by approximately 175,000 Federal, State, and Local Law Enforcement personnel and is available via satellite broadcast, web, and other delivery options.

About Trinity Workplace Learning
Trinity Workplace Learning is a leading provider of integrated learning solutions for compliance, safety, emergency preparedness, and skill development in the workplace. Since 1986, Trinity Workplace Learning has met the training and education needs of more than 8 million professionals in the industrial, healthcare, automotive, fire & emergency, government, law enforcement and the private security markets. Trinity Workplace Learning’s offerings provide clients with a unique combination of training and educational content, learning management and accreditation, anytime/anywhere delivery technologies, and implementation, and outsourcing services to ensure client success. Key Trinity offerings include the Fire & Emergency Training Network (FETN), Law Enforcement Training Network (LETN) and Health & Sciences Television Network (HSTN); PRIMEnet and PRIMEed online services, and a host of other CD-ROM, Web-based and video training programs. For more details on Trinity Workplace Learning, visit www.trinityworkplacelearning.com.

About Trinity Learning Corporation
Trinity Learning Corporation (OTCBB:TTYL) is a global learning company that is aggressively executing an acquisition-based growth strategy in the $2 trillion global education and training market. The Company currently provides workplace learning and certification services to 7,000 clients including governmental organizations and Fortune 1000 companies. With over 200 employees and a 205,000 sq. foot state-of-the-art content production and distribution facility, Trinity Learning produces and delivers education and training content to organizations in growing vertical markets such as healthcare, homeland security, and industrial services. Trinity Learning is focused on the growing and highly fragmented workplace certification sector and by leveraging its size and expertise to new industry segments and geographic markets through additional acquisitions, internal growth, and strategic alliances. Trinity Learning is seeking to become an industry leader and one of the first global learning brands over the next five years. For more information, visit www.trinitylearning.com.